Exhibit 99.1

N e w s R e l e a s e QUICKSILVER GAS SERVICES LP 777 West Rosedale Street Fort Worth, TX 76104 www.kgslp.com

Quicksilver Gas Services LP Announces 2008 Third-Quarter Distribution

Revolving Credit Facility Increased to $235 Million

FORT WORTH, TEXAS, October 14, 2008 – Quicksilver Gas Services LP (NYSE Arca: KGS) announced today that the board of directors of its general partner has declared a cash distribution of $.35 per common unit for the 2008 third quarter.  This distribution will be paid November 14, 2008 on all common units to holders of record as of the close of business on October 31, 2008.

“Distributable cash flow grew in the third quarter of 2008 as a result of higher gathering and processing volumes coupled with reduced unit costs,” said Toby Darden, Quicksilver Gas Services president and chief executive officer.  “We believe that in the current credit environment it is prudent for the company to retain a greater percentage of our distributable cash flow to partially fund expansion capital expenditures and minimize borrowings under our credit facility.  Therefore, we are maintaining our distributions at the current annualized rate of $1.40 per common unit.”

The company also announced that its bank group has increased the commitments on the company’s senior secured revolving credit facility to $235 million, an increase of $85 million.  Commitments are subject to a borrowing limitation imposed by financial covenants which currently limit borrowing capacity to approximately $169 million.  Borrowing capacity is expected to increase to approximately $190 million upon filing third-quarter 2008 financial statements.  The company currently has approximately $104 million drawn on the facility and expects to draw approximately $40 million to fund the purchase of the Lake Arlington dry gathering system in October.

The credit facility provides for revolving loans, swingline loans and letters of credit from time to time in an aggregate amount not to exceed the borrowing base.  The company has the option to increase the facility to $350 million with consent of the lenders and can extend the facility, which matures August 10, 2012, up to two additional years with requisite lender consent.  Bank of America, N.A. and BNP Paribas Securities Corp. led the group of nine lenders.

Quicksilver Gas Services expects to announce its financial results for the third quarter of 2008 on Wednesday, November 5, 2008, before the market opens.  The company will host a conference call for investors and analysts at 10:00 a.m. eastern time that day to discuss the operating and financial results.  Quicksilver invites interested parties to listen

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to the call via the company’s website at www.kgslp.com or by calling 1-877-313-7932, using the conference ID number 39787907, approximately 10 minutes prior to the call.  A digital replay of the conference call will be available at 3:00 p.m. eastern time the same day and will remain available for 30 days.  The replay can be accessed at 1-800-642-1687 and reference should be made to the conference ID number 39787907.  The replay will also be archived for 30 days on the company’s website.

About Quicksilver Gas Services

Quicksilver Gas Services LP is a midstream master limited partnership engaged in the business of gathering and processing natural gas produced from the Barnett Shale formation in the Fort Worth Basin in north Texas.  Headquartered in Fort Worth, the company’s predecessors began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc.  For more information about Quicksilver Gas Services, visit www.kgslp.com.

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Investor and Media Contact:
Rick Buterbaugh
817-665-4835

KGS 08-09

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